Term Sheet (To Prospectus dated March 30, 2012, Series L Prospectus Supplement dated March 30, 2012, and Product Supplement CLN-3 dated April 4, 2012) December 2, 2013	Filed Pursuant to Rule 433 Registration No. 333-180488

Commodity-Linked Notes Linked to the Merrill Lynch Commodity Index eXtra J-Series F3 Total Return Index, due January 9, 2015

Issuer:	Bank of America Corporation

Pricing Date:	December 2, 2013

Issue Date:	December 9, 2013

Stated Maturity Date:	January 9, 2015

Aggregate Principal Amount:	$5,000,000

Underlying Index:	The Merrill Lynch Commodity Index eXtra J-Series F3 Total Return Index (Bloomberg symbol: “MLCXJTR”)

Starting Value:	TBD

Ending Value:	The closing level of the Underlying Index on the Valuation Date. If it is determined that the scheduled Valuation Date is not an Index Business Day, or if a Market Disruption Event occurs on the scheduled Valuation Date, the Ending Value will be determined as more fully described beginning on page S-27 of product supplement CLN-3.

Leverage Factor:	3

Investor Fee:	The greater of (a) the fixed percentage of 0.00% and (b) a percentage equal to 0.48% per annum, as described on page S-19 of product supplement CLN-3 under “Description of the Notes—Payment at Maturity.”

Treasury Rate Charge:	Applicable

Interest Rate Basis:	LIBOR

Designated Maturity:	One Month

Interest Reset Dates:	The 9th of each calendar month during the term of the Notes, commencing on January 9, 2014.

Interest Payment Dates:	Unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.

Spread:	Plus 0 basis points

Initial Optional Redemption Date:	December 9, 2013

Upper Mandatory Redemption Trigger Level:	Not Applicable

Lower Mandatory Redemption Trigger Level:	85% of the Starting Value

NPV Factor:	Not Applicable

Bear Note:	No

Calculation Agent:	Merrill Lynch Commodities, Inc.

Listing:	No listing on any securities exchange.

CUSIP:	06048WPH7

	Per Note	Total
Public Offering Price(1)	$100,000	$5,000,000
Underwriting Discount	$0	$0
Proceeds, before expenses, to Bank of America Corporation	$100,000	$5,000,000

(1)	Plus accrued interest from December 9, 2013 if settlement occurs after that date.

The Notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8 of the accompanying product supplement, page S-5 of the prospectus supplement, and page 8 of the prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this term sheet, the product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. We will deliver the Notes in book-entry form only through The Depository Trust Company on or about December 9, 2013 against payment in immediately available funds.

Bank of America Merrill Lynch

Selling Agent

THE UNDERLYING INDEX

The Underlying Index is a modified version of the Merrill Lynch Commodity Index eXtraSM (“MLCX”), which is more fully described in “The Underlying Indices—Merrill Lynch Commodity Index eXtraSM” beginning on page S-51 of product supplement CLN-3. The Underlying Index measures the performance of 19 MLCX commodity indices. The 19 commodity indices that currently comprise the Underlying Index (the “Subindices”) and their respective percentage target weights are as follows:

Index Commodities	Subindex Bloomberg Ticker	Percentage Target Weight
Crude oil (WTI)	MLCXJCL	23%
Heating Oil	MLCXJHO	5%
Natural Gas	MLCXJNG	6%
Gasoline (RBOB)	MLCXJXB	5%
Corn	MLCXJC	6%
Soybeans	MLCXJS	6%
Wheat	MLCXJW	1%
Live Cattle	MLCXJLC	6%
Lean Hogs	MLCXJLH	1%
Copper (COMEX)	MLCXJHG	6%
Aluminum	MLCXJLA	6%
Nickel	MLCXJLN	1%
Gold	MLCXJGC	6%
Silver	MLCXJSI	1%
Cocoa	MLCXJCC	5%
Orange Juice	MLCXJJO	1%
Coffee	MLCXJKC	5%
Sugar	MLCXJSB	5%
Cotton	MLCXJCN	5%

“Merrill Lynch Commodity Index eXtraSM” is our service mark and trademark.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the product supplement, the prospectus supplement, and the prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

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